Exhibit 99.2

GRAIL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30,

2021 AND FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

GRAIL, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

GRAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	As of December 31, 2020	As of June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$170,192	$578,085
Short-term marketable securities	413,286	—
Accounts receivable, net	—	385
Inventory	—	1,852
Prepaid expenses and other current assets	12,444	10,015

Total current assets	595,922	590,337
Property and equipment, net	50,356	86,210
Operating lease right-of-use assets	51,030	48,435
Long-term marketable securities	2,051
Restricted cash	4,577	4,839
Other non-current assets	2,362	3,225

Total assets	$706,298	$733,046

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$24,509	$15,246
Accrued liabilities	50,861	41,510
Operating lease liabilities, current portion	5,449	6,112
Other current liabilities	3,152	2,764

Total current liabilities	83,971	65,632
Operating lease liabilities, net of current portion	57,537	73,622
Other non-current liabilities	2,954	3,544

Total liabilities	144,462	142,798

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 85,000,000 shares authorized as of December 31, 2020 and June 30, 2021 ; 85,000,000 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $85,000 as of December 31, 2020 and June 30, 2021	$68,263	$68,263
Series B redeemable convertible preferred stock, $0.001 par value, 309,256,591 shares authorized as of December 31, 2020 and June 30, 2021; 309,256,591 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $1,239,655 as of December 31, 2020 and June 30, 2021	1,235,404	1,235,404
Series C redeemable convertible preferred stock, $0.001 par value, 63,144,600 shares authorized as of December 31, 2020 and June 30, 2021; 63,144,600 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $300,000 as of December 31, 2020 and June 30, 2021	299,557	299,557
Series D redeemable convertible preferred stock, $0.001 par value, 76,743,836 shares authorized as of December 31, 2020 and June 30, 2021; 76,743,836 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $392,008 as of December 31, 2020 and June 30, 2021	391,694	391,694

Total redeemable convertible preferred stock	1,994,918	1,994,918

	As of December 31, 2020	As of June 30, 2021
Stockholders’ deficit:
Common stock, $0.001 par value; 898,203,200(Class A—868,203,200 and Class B—30,000,000) shares authorized as of December 31, 2020 and June 30, 2021; 146,661,691 (Class A—121,672,294 and Class B— 24,989,397) shares and 153,139,727 (Class A—128,150,330 and Class B— 24,989,397) shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	151	157
Additional paid-in capital	180,952	421,759
Accumulated other comprehensive income	3,602	2,904
Accumulated deficit	(1,617,787)	(1,829,490)

Total stockholders’ deficit	(1,433,082)	(1,404,670)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$706,298	$733,046

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2020	2021
Revenue	$—	$660
Operating expenses:
Cost of revenue	—	2,485
Cost of revenue—related parties	—	203
Research and development	83,009	102,117
Research and development—related parties	4,190	8,088
Sales and marketing	4,690	17,835
General and administrative	47,304	82,218

Total operating expenses	139,193	212,946

Loss from operations	139,193	212,286
Interest income, net	(4,128)	(282)
Other expense (income), net	1,335	(542)

Loss before provision for income taxes	136,400	211,462
Provision for income taxes	16	77

Net loss	$136,416	$211,539

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$136,416	$211,539

Net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	$(1.03)	$(1.42)

Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	132,864,532	148,695,563

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2020	2021
Net loss	$136,416	$211,539
Other comprehensive income:
Net change in unrealized (gain) loss on marketable securities	(535)	101
Foreign currency translation adjustment	(1,419)	596

Comprehensive loss	$134,462	$212,236

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(unaudited)

	Six Months Ended June 30, 2020
	Redeemable Convertible Preferred Stock								Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	31,323,413	$159,836	109,673,700	$110	24,989,397	$28	$90,495	$2,465	$(1,305,631)	$(1,212,533)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	1,245,480	1	—	—	1,310	—	—	1,311
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(56,711)	—	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	1	—		1,208	—	—	1,209
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $147	—	—	—	—	—	—	45,420,423	231,861	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	23,947	—	—	23,947
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	1,954	—	1,954
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(136,416)	(136,416)

Balance at June 30, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,697	110,862,469	$112	24,989,397	$28	$116,960	$4,419	$(1,442,047)	$(1,320,528)

	Six Months Ended June 30, 2021
	Redeemable Convertible Preferred Stock								Common Stock				Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Preferred Series A		Preferred Series B		Preferred Series C		Preferred Series D		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,694	121,672,294	$123	24,989,397	$28	$180,952	$3,602	$(1,617,787)	$(1,433,082)
Issuance of shares upon exercise of options	—	—	—	—	—	—	—	—	6,498,036	6	—	—	5,513	—	—	5,519
Repurchases of early exercised stock options	—	—	—	—	—	—	—	—	(20,000)	—	—	—	(5)	—	(164)	(169)
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	378	—	—	378
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $147	—	—	—	—	—	—	—	—	—	—	—	—	24,921	—	—	24,921
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	210,000	—	—	210,000
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(698)	—	(698)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(211,539)	(211,539)

Balance at June 30, 2021	85,000,000	$68,263	309,256,591	$1,235,404	63,144,600	$299,557	76,743,836	$391,694	128,150,330	$129	24,989,397	$28	$421,759	$2,904	$(1,829,490)	$(1,404,670)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities
Net loss	$(136,416)	$(211,539)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	4,326	5,063
Stock-based compensation expense	23,947	24,921
Loss (gain) on foreign currency	1,369	(528)
Impairment of property and equipment and other long-term assets	120	—
Write off of deferred offering costs	932	—
Amortization of premium (discount) on marketable securities	(295)	498
Changes in operating assets and liabilities:
Accounts receivable	—	(385)
Inventory	—	(1,852)
Prepaid expenses and other assets	5,286	1,566
Operating lease right-of-use assets	1,222	2,595
Accounts payable	2,637	(341)
Accrued and other liabilities	(3,274)	(1,132)
Operating lease liabilities	(1,367)	16,748

Net cash used by operating activities	(101,513)	(164,386)

Cash flows from investing activities
Purchases of property and equipment	(1,213)	(57,481)
Purchases of marketable securities	(202,263)	(159,411)
Proceeds from the sale of marketable securities	—	400,367
Proceeds from maturities of marketable securities	273,951	173,782

Net cash provided by investing activities	70,475	357,257

Cash flows from financing activities
Proceeds from exercise of stock options	1,311	5,519
Proceeds from early exercise of unvested stock options	—	3
Repurchases of early exercised stock options	(23)	—
Repurchase of common stock	—	(169)
Proceeds from issuance of Series D redeemable convertible preferred stock, net	231,861	—
Proceeds from Continuation payments received from Illumina- related party	—	210,000
Repayments of borrowings from finance lease	(660)	—

Net cash provided by financing activities	232,489	215,353

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	50	(69)

Net increase in cash, cash equivalents, and restricted cash.	201,501	408,155
Cash, cash equivalents and restricted cash—beginning of period	144,417	174,769

Cash, cash equivalents and restricted cash—end of period	$345,918	$582,924

Represented by:
Cash and cash equivalents	$341,341	$578,085
Restricted cash	4,577	4,839

Total	$345,918	$582,924

Supplemental cash flow information:
Cash paid for interest	$11	$—
Supplemental disclosure of non-cash activities:
Vesting of early exercised stock options	1,215	378
Right-of-use assets obtained in exchange for new operating lease liabilities	868	—
Property and equipment included in accounts payable and accrued liabilities	1,076	(5,538)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GRAIL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

GRAIL, Inc. (GRAIL or the Company) was incorporated in the State of Delaware in September 2015 and began operations as a stand-alone entity in February 2016. GRAIL is a healthcare company whose mission is to detect cancer early, when it can be cured. GRAIL is focused on saving lives and improving health by pioneering new technologies for early cancer detection. The Company has commercially launched GalleriTM, its multi-cancer early detection blood test. The Company is headquartered in Menlo Park, California.

Since inception, the Company has incurred losses from operations. The Company incurred losses from operations of $139.2 million and $212.3 million for the six months ended June 30, 2020 and 2021, respectively. The Company had an accumulated deficit of $1.8 billion as of June 30, 2021. Because the Company launched its first commercial product in the second quarter of 2021, the Company has only limited experience as a commercial company and may be unsuccessful in generating significant revenues, including in amounts that will be sufficient to fund operations. Accordingly, the Company has been dependent on its ability to raise capital through equity issuances.

The Company had $578.1 million of cash and cash equivalents as of June 30, 2021. Based on the Company’s business plans, which includes the receipt of certain continuation payments from Illumina in accordance with the terms of the Agreement and Plan of Merger with Illumina, Inc. (Illumina), SDG Ops, Inc., a wholly-owned subsidiary of Illumina, and SDG Ops, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Illumina (Merger Agreement) discussed below, management believes that this is sufficient to meet its obligations for at least 12 months from the issuance date of these unaudited condensed consolidated financial statements.

Illumina Transaction

On September 20, 2020, the Company entered into the Merger Agreement, pursuant to which Illumina will acquire the Company for $8 billion upon closing of the transaction, consisting of $3.5 billion in cash and $4.5 billion in shares of Illumina common stock, subject to a collar. In addition, in lieu of certain cash payment, stockholders of the Company may elect to receive contingent value rights (CVR) to receive future payments representing a pro rata portion of certain revenues related to the Company over a twelve-year period. This will reflect a 2.5% payment right to the first $1 billion of revenue and a 9% payment right to revenues exceeding $1 billion during the same period each year for 12 years. Illumina will offer Company stockholders the option to receive additional cash and/or stock consideration, in an amount to be determined prior to closing, in lieu of the CVR. Since the transaction was not consummated on or prior to December 20, 2020, subject to certain terms and conditions, the Merger Agreement provides that Illumina will make cash payments to the Company in the amount of $35 million each month prior to the closing date of the transaction, commencing on December 21, 2020 until the earlier of (1) the closing date of the transaction or (2) the termination of the Merger Agreement (Continuation Payments). In accordance with the terms of the Merger Agreement, as of June 30, 2021, the Company has received Continuation Payments totaling $245 million from Illumina ($210 million was received during the six months ended June 30, 2021) which was recorded as additional paid in capital in the condensed consolidated balance sheet as of June 30, 2021.

Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including (1) the receipt of required approvals from Company’s stockholders, (2) the receipt of required regulatory approvals, including the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act, as amended (the HSR Act), (3) the absence of any law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the transactions (4) the effectiveness of the Registration Statement to be filed by Illumina (together with all amendments thereto, the “Registration Statement”), pursuant to which the shares of Illumina common stock to be issued in connection with the transactions will be registered with the Securities and Exchange Commission and (5) the authorization for listing on NASDAQ of the shares of Illumina common stock to be issued in connection with the transactions. As of the date the financial statements are available to be issued, not all of the closing conditions have been satisfied.

No assurance can be given that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. The Merger Agreement contains certain termination rights for each of the Company and Illumina, including a termination right for each of the Company and Illumina if the consummation of the transaction does not occur on or before September 20, 2021, subject to a three-month extension for certain limited purposes in connection with obtaining certain required regulatory clearances. Upon termination of the Merger Agreement under specified circumstances, Illumina would be required to pay the Company a termination fee of $300 million and make an additional $300 million investment in the Company in exchange for shares of non-voting Company preferred stock, subject to certain terms and conditions. In the event that the Merger Agreement is terminated, with respect to all Continuation Payments in excess of $315 million, Illumina will receive an investment in the Company in exchange of shares of non-voting Company preferred stock, subject to certain terms and conditions. In connection with the completion of the transaction, approximately $48.5 million will become payable to the Company’s financial advisor to the transaction and $40.0 million to employees as part of a pre-closing cash retention program agreed between the parties. If the Company receives the termination fee of $300 million from Illumina, $25 million will become payable to the Company’s financial advisor to the transaction.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and 2020 include the accounts of GRAIL, Inc. and its wholly-owned subsidiaries. The condensed consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All intercompany balances and transactions have been eliminated on consolidation.

Certain reclassifications have been made to the prior period presentation to facilitate comparison with the current period presentation.

Unaudited Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of June 30, 2021 and the condensed consolidated statements of operations, of comprehensive loss, of cash flows, and of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2020 and 2021 are unaudited. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of June 30, 2021 and its results of operations and cash flows for the six months ended June 30, 2020 and 2021. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the six months ended June 30, 2020 and 2021 are also unaudited. The condensed consolidated results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date, but does not include all disclosures required by U.S. GAAP. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of expenses in the condensed consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, including, but not limited to, those related to estimation of variable consideration, estimation of credit losses, standalone selling price included in contracts with multiple performance obligations, net realizable value of inventory, accrued clinical studies and research and development expenses, stock-based compensation expense, useful lives of intangible assets and property and equipment, determination of incremental borrowing rate for operating leases, contingencies, and the provision for income taxes. These estimates generally involve complex issues and require judgments, involve the analysis of historical results and prediction of future trends, can require extended periods of time to resolve and are subject to change from period to period. Actual results could differ from those estimates, and such differences could be material to the condensed consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities.

Substantially all the Company’s cash and cash equivalents are deposited in accounts with four accredited financial institutions that management believes are of high-credit quality. Such deposits have and will continue to exceed federally insured limits. The Company has not experienced any losses on its cash deposits.

The Company’s investment policy limits investments to certain types of securities issued by the U.S. government and its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash, cash equivalents, and marketable securities, and by issuers of marketable securities to the extent recorded on the consolidated balance sheets. As of June 30, 2021, the Company had no off-balance sheet concentrations of credit risk.

Additionally, the Company is subject to credit risk related to its accounts receivable. The Company’s accounts receivable arise from cancer detection testing services in the United States and are primarily with biopharmaceutical companies, employers, healthcare organizations and individuals. The Company has not experienced any material losses related to receivables from its customers. The Company does not require collateral. Accounts receivable are recorded at the net amount.

A significant customer is a customer that represents 10% or more of the Company’s total revenue or accounts receivable balance. Revenue attributable to each significant customer, as a percentage of the Company’s total revenue, for the respective period, and the accounts receivable balance attributable to each significant customer, as a percentage of the Company’s total accounts receivable balance, as of the respective balance sheet dates, are as follows:

	Revenue		Accounts Receivable
	Six Months Ended June 30,		As of
	2020	2021	December 31, 2020	June 30, 2021
Customer A	*	14.4%	*	12.6%

*	N/A, as the Company did not have any revenue for the year ended December 31, 2020 or accounts receivable balance as of December 31, 2020.

Risks and Uncertainties

The Company launched its first commercial product in the second quarter of 2021. It may not generate significant revenues, including in amounts that will be sufficient to fund operations. The market for which the Company is developing products is highly competitive and rapidly changing. Difficulties or delays in the Company’s clinical studies, delays in planned commercial launch of the Company’s other products under development, potential complications with the Company’s sole suppliers, complex regulatory regimes, regulatory issues and other factors could negatively impact the Company’s operating results.

The Company will need to raise additional equity or debt financing to fund future operations that may not be available at terms acceptable to the Company, if at all. If the Company does not generate significant revenues from its commercial product or successfully commercialize its products in development, it will be unable to achieve profitability.

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has since become a global pandemic. The COVID-19 pandemic poses the risk that the Company, its personnel and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. The COVID-19 pandemic has delayed anticipated completion of the Company’s clinical studies, as the Company had to suspend enrollment of the studies during the second quarter of 2020. While study sites have resumed enrollment, the Company may need to suspend enrollment again in the future, including if additional variants of the COVID-19 virus becomes more widespread. As of the date of issuance of these unaudited condensed consolidated financial statements, the Company is not aware of any specific event or circumstance related to COVID-19 that would require it to update its estimates or judgments or adjust the carrying value of its assets or liabilities. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements. The extent to which the COVID-19 outbreak may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain.

The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted by the United States on March 27, 2020. The CARES Act did not have a material impact on the Company’s provision for income taxes for the six months ended June 30, 2021. On March 11, 2021 the American Rescue Plan Act of 2021 (“the Act”) was enacted and signed into law. The Act contains several tax provisions, including expansion of employment tax credits. The Company is currently evaluating the impact of the Act on its consolidated financial statements, but does not expect the tax provisions will result in a material impact to the Company’s tax position.

Significant Accounting Policies

Accounts Receivable, Net

Accounts receivable represent the Company’s unconditional right to consideration from customers. The Company evaluates the collectibility of its accounts receivable and provides for an allowance for potential credit losses based on management’s best estimate of the amount of expected credit losses. The allowance is evaluated on a regular basis and adjusted when trends, significant events or other evidence indicate that credit losses are probable. As of June 30, 2021, the Company had an immaterial allowance for doubtful accounts, respectively.

Revenue Recognition

The Company derives revenue from the provision of cancer detection testing services provided to biopharmaceutical companies, employers, healthcare organizations and patients. Cancer detection testing services includes the provision of testing on specimens received and the delivery of the test results. The Company currently receives payment for its cancer detection testing services directly from biopharmaceutical companies, employers, healthcare organizations and individuals.

The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). Revenues are recognized when control of goods or services are transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. ASC 606 provides for a five-step model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

Revenues recognized from the sale of cancer detection testing services is based on a negotiated price per specimen. For each specimen received, the Company will perform testing services and deliver test results. For each test performed, a customer is billed a fixed price per test when the test result is provided, and the transaction price is based on the fixed amount per test. Payment is generally due within 60 days of the invoice date. Data and the results of the Company’s testing services are delivered electronically, and therefore there are no shipping or handling fees incurred by the Company or billed to a customer.

Practical Expedients

The Company does not adjust the transaction price for the effects of a significant financing component, as at contract inception, the Company expects the collection cycle to be one year or less.

The Company elected to apply the practical expedient which allows the Company to expense contract costs when incurred, if the amortization period is one year or less.

Cost of Revenue

Cost of revenue generally consists of cost of materials, direct labor including bonus, benefits and stock-based compensation, royalty expenses primarily owing under the Company’s supply and commercialization agreement with Illumina, third party support services, equipment and allocated overhead expenses associated with processing specimens received from customers. Allocated overhead expenses include depreciation of laboratory equipment, rent expense, amortization of leasehold improvements and information technology costs. Costs associated with performing the Company’s cancer detection tests are recorded as the tests are performed regardless of whether revenue was recognized with respect to that test.

Inventory

Inventories are stated at the lower of cost or net realizable value on a first-in, first-out basis. Inventory consisted entirely of supplies, which are consumed when providing cancer detection testing services, and therefore the Company does not maintain any finished goods inventory.

In order to assess the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements compared to current or committed inventory levels. The Company periodically reviews its inventories for excess or obsolescence and writes-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. If the actual net realizable value is less than that estimated by the Company, or if it is determined that inventory utilization will further diminish based on estimates of demand, additional inventory writedowns may be required. Amounts written-down due to unmarketable inventory are recorded in cost of revenue.

There have been no material changes in the Company’s accounting policies from those disclosed in the audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2020.

Recently Adopted Accounting Pronouncements

Accounting Standards Update (ASU) 2016-13 and 2020-03, collectively implemented as Financial Accounting Standards Board (FASB) Accounting Standards Codification 326, Financial Instruments – Credit Losses (Topic 326), provides amended guidance for measuring current expected credit loss. In June 2016, FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. On January 1, 2020, the Company adopted Topic 326 using a modified retrospective approach, which had no material impact on the Company’s condensed consolidated financial statements. In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which makes improvements to financial instruments guidance. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework —Changes to the Disclosure Requirements for Fair Value Measurement. The ASU improves the effectiveness of fair value measurements disclosures and modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. On January 1, 2020, the Company adopted Topic 820. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 amended guidance to align the accounting for costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing costs associated with developing or obtaining internal-use software. Capitalized implementation costs must be expensed over the term of the hosting arrangement and presented in the same line item in the statement of income as the fees associated with the hosting element (service) of the arrangement. The Company adopted ASU 2018-15 as of January 1, 2020 on a prospective basis, and the adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. The purpose of the ASU is to clarify, correct errors in, or make minor improvements to a variety of ASC topics. The ASU is effective for fiscal years beginning after December 15, 2021 with early application permitted. The Company is currently assessing the impact of this update on its consolidated financial statements, but does not expect adoption will have a material impact on the Company’s financial statements.

NOTE 3. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment, net consisted of the following:

	Useful Life (In Years)	As of
		December 31, 2020	June 30, 2021

	(in thousands)
Laboratory equipment	3	$24,036	$31,955
Computer hardware	3	5,958	7,884
Computer software	3	423	564
Furniture and fixtures	5	2,291	2,552
Leasehold improvements	Lease term	22,055	64,682
Construction-in-process		31,303	19,347

Property and equipment, gross		86,066	126,984
Less accumulated depreciation and amortization		(35,710)	(40,774)

Total property and equipment, net		$50,356	$86,210

Included within property and equipment, net is $0.3 million and $2.4 million of laboratory equipment purchased from related parties as of December 31, 2020 and June 30, 2021, respectively.

During the six months ended June 30, 2020 and 2021, the Company recorded an impairment charge of $0.1 million and nil relating to laboratory equipment, in research and development expenses, respectively.

The Company recorded $4.3 million and $5.1 million of depreciation expense during the six months ended June 30, 2020 and 2021, respectively. For more information on the finance leases, see Note 6, Leases.

Accrued Liabilities

Accrued liabilities consists primarily of amounts owed to vendors, employees, and professional service firms and are based on the Company’s best estimate.

Accrued liabilities consisted of the following:

	As of
	December 31, 2020	June 30, 2021
Accrued compensation expenses	$21,392	$17,891
Accrued legal and professional expenses	3,055	5,517
Accrued clinical studies expenses	6,097	5,536
Accrued research and development expenses	8,103	6,900

	As of
	December 31, 2020	June 30, 2021
Accrued construction-in-process	9,893	2,250
Accrued other expenses	2,321	3,416

Total accrued liabilities	$50,861	$41,510

NOTE 4. FAIR VALUE MEASUREMENTS

The following tables represent the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2020 and June 30, 2021:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total

	(in thousands)
Cash equivalents:
Money market funds	$90,747	$—	$—	$90,747
Commercial paper	—	13,996	—	13,996
Short-term marketable securities:
U.S. government treasuries	153,313	—	—	153,313
U.S. government agency securities	—	30,039	—	30,039
Corporate debt securities	—	78,532	—	78,532
Commercial paper	—	151,402	—	151,402
Long-term marketable securities:
U.S. government agency securities	—	2,051	—	2,051

Total marketable securities	153,313	262,024	—	415,337

Total	$244,060	$276,020	$—	$520,080

	As of June 30, 2021
	Level 1	Level 2	Level 3	Total

	(in thousands)
Cash equivalents:
Money market funds	$511,508	$—	$—	$511,508

Total	$511,508	$—	$—	$511,508

NOTE 5. MARKETABLE SECURITIES

All marketable securities as of December 31, 2020 were considered available-for-sale, and the amortized costs, unrealized holding gains or losses, and the fair values of the Company’s marketable securities by major security type are summarized in the tables below. As of June 30, 2021, the Company had no marketable securities:

	As of December 31, 2020
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value

	(in thousands)
Cash equivalents:
Money market funds	$90,747	$—	$—	$90,747
Commercial paper	13,996	—	—	13,996

Total cash equivalents	104,743	—	—	104,743

Short-term marketable securities:
U.S. government treasuries	153,261	53	(1)	153,313
U.S. government agency securities	30,033	6	—	30,039
Corporate debt securities	78,490	49	(7)	78,532
Commercial paper	151,402	—	—	151,402

Total short-term marketable securities	413,186	108	(8)	413,286

Long-term marketable securities:

	As of December 31, 2020
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value

	(in thousands)
U.S. government agency securities	2,051	—	—	2,051

Total long-term marketable securities	2,051	—	—	2,051

Total marketable securities	$519,980	$108	$(8)	$520,080

	As of June 30, 2021
	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Aggregate Fair Value

	(in thousands)
Cash equivalents:
Money market funds	$511,508	$—	$—	$511,508

Total	$511,508	$—	$—	$511,508

Interest income related to the Company’s cash equivalents and available-for-sale investments included in interest income, net, was $3.9 million and $0.3 million for the six months ended June 30, 2020 and 2021, respectively.

The following table summarizes the Company’s available-for-sale securities that were in a continuous unrealized loss position for less than 12 months as of December 31, 2020 and June 30, 2021.

	As of
	December 31, 2020		June 30, 2021
	Aggregate Fair Value	Aggregate Unrealized Losses	Aggregate Fair Value	Aggregate Unrealized Losses

	(in thousands)
U.S. government treasuries	$20,217	$(1)	$—	$—
Corporate debt securities	30,716	(5)	—	—

Total	$50,933	$(6)	$—	$—

As of December 31, 2020, the Company held a total of 17 positions, which were in an unrealized loss position. The Company determined that no credit losses exist as of December 31, 2020 because the change in market value for those securities related primarily to interest rate shifts rather than significant changes in the underlying credit quality of the securities that it holds. The Company had the ability to hold all marketable securities that had been in a continuous loss position until maturity or recovery.

NOTE 6. LEASES

The Company has entered into operating and finance leases for facilities and research and development equipment. As of December 31, 2020 and June 30, 2021, the Company does not have any remaining finance leases. Operating leases have remaining lease terms which range from 1 years to 12.3 years, and often include one or more options to renew. These renewal terms can extend the lease term from 1 to 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option. One lease provides the option to terminate the lease under certain conditions with three months’ notice. The Company does not expect to exercise this termination option. The exercise of lease renewal and termination options is at the Company’s sole discretion. The Company also has variable lease payments that are primarily comprised of common area maintenance and utility charges.

In June 2020, the Company entered into a new agreement to lease approximately 200,000 square feet of laboratory and office space in North Carolina, which commenced in September 2020 for a term of 12.5 years with three five-year renewal options. Upon commencement, the Company recognized an operating lease ROU asset of $20.2 million and an operating lease liability of $20.2 million. The total estimated aggregate base rent payments, excluding the renewal options and any tenant improvement allowances, for the North Carolina laboratory and office space are $86.6 million.

Supplemental cash flow information related to leases was as follows:

	Six Months Ended June 30,
	2020	2021

	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases*	$3,641	$4,507
Financing cash flows from finance leases	660	—
Right-of-use assets obtained in exchange for new operating lease liabilities	868	—

(*)	Excludes $18.3 million cash received for tenant improvement allowance in 2021.

The components of lease expense were as follows:

	Six Months Ended June 30,
	2020	2021

	(in thousands)
Operating lease cost	$3,518	$5,602
Finance lease cost
Interest on lease liabilities	11	—
Short-term lease cost	201	40
Variable lease cost	1,413	1,679

Total lease cost	$5,143	$7,321

	As of
	December 31, 2020	June 30, 2021

	(in thousands)
Weighted-average remaining lease term (years):
Operating lease	8.4	8.0
Weighted-average discount rate:
Operating leases	7.0%	7.0%

As of June 30, 2021, the maturities of the Company’s operating lease liabilities were as follows:

As of June 30, 2021	Amount (in thousands)
Remainder of 2021	$5,216
2022	12,208
2023	12,324
2024	14,486
2025	15,348
Thereafter	69,026

Total undiscounted lease payments	128,608
Less: Imputed interest	(36,366)
Less: Tenant improvement allowance*	(12,508)

Total operating lease liabilities	$79,734

(*)	Tenant improvement allowance is estimated to be received as follows: approximately $0.7 million in 2021, $3.9 million in 2023 and $7.9 million in 2024, respectively.

During the six months ended June 30, 2021, the Company entered into two new lease agreements, which will be recognized as operating leases upon the lease commencement dates. The lease agreements have terms of approximately 3 years and the Company expects these leases to commence during the third quarter of 2021. As of June 30, 2021, the Company has additional future minimum lease payments relating to these two lease agreements that have not yet commenced amounting to $12.0 million.

NOTE 7. COMMITMENTS AND CONTINGENCIES

As of June 30, 2021, the Company’s future commitments over the next five years and thereafter were as follows:

	Minimum Royalties	Purchase Commitments	Total

	(in thousands)
2021*	$—	$2,487	$2,487
2022	575	8,629	9,204
2023	1,075	944	2,019
2024	1,075	67	1,142
2025	1,075	67	1,142
Thereafter	5,675	—	5,675

Total commitments	$9,475	$12,194	$21,669

(*)	Excluding the six months ending June 30, 2021.

Minimum Royalty Commitments

The Company has certain minimum royalty commitments under licensing agreements related to its research efforts.

Purchase Commitments

The Company has open purchase orders primarily related to the purchase of laboratory supplies in the normal course of business.

Contingencies

The Company responds to claims arising in the ordinary course of business. If necessary, the Company will accrue estimates of the amounts it expects to pay when it is probable and the amount can be reasonably estimated, and such amounts will be included in other current liabilities. Should the Company not be able to secure the terms it expects, these estimates may change and will be recognized in the period in which they are identified.

Legal Matters

The Company is subject to various claims, complaints, and legal actions that arise from time to time. The Company does not believe it is a party to any currently pending or threatened legal proceedings that will result in a material adverse effect on its business. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Indemnification

The Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under the applicable indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

NOTE 8. COMMON STOCK

The Company has two classes of common stock: Class A and Class B. The voting rights per share of Class A and Class B are 1:1 and 10:1, respectively. Common stockholders are entitled to dividends when and if declared by the board of directors subject to the prior rights of the preferred stockholders. As of June 30, 2021, no dividends have been declared. The shares of Class B common stock are convertible into shares of Class A common stock at a ratio of 0.44 shares of Class A common stock to 0.42 shares of Class B common stock.

As of December 31, 2020 and June 30, 2021, the Company has reserved shares of Class A common stock for issuance upon conversion of the redeemable convertible preferred stock and exercise of options. No shares of Class B common stock have been reserved. The Company has reserved shares of Class A common stock, on an as converted basis, for issuance as follows:

	As of December 31, 2020	As of June 30, 2021

	(in thousands)
Conversion of Series A redeemable convertible preferred stock	85,000	85,000
Conversion of Series B redeemable convertible preferred stock	309,257	309,257
Conversion of Series C redeemable convertible preferred stock	63,145	63,145
Conversion of Series D redeemable convertible preferred stock	76,744	76,744
Conversion of Class B common stock	26,179	26,179
Options and awards outstanding for the 2016 Equity Incentive Plan	100,580	107,905
Non-Plan Incentive Awards	24,486	22,234
Reserved for future grants	5,438	20,929

Total	690,829	711,393

NOTE 9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables represent the redeemable convertible preferred stock as of December 31, 2020 and June 30, 2021:

	As of December 31, 2020
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value

	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	76,743,836	5.1080	76,743,836	391,694	392,008

Total	534,145,027		534,145,027	$1,896,655	$2,016,663

	As of June 30, 2021
	Shares Authorized	Original Issuance Price	Shares Issued and Outstanding	Net Proceeds	Liquidation Value

	(in thousands, except share and per share data)
Series A	85,000,000	1.0000	85,000,000	$120,000	$85,000
Series B	309,256,591	4.0085	309,256,591	1,085,404	1,239,655
Series C	63,144,600	4.7510	63,144,600	299,557	300,000
Series D	76,743,836	5.1080	76,743,836	391,694	392,008

Total	534,145,027		534,145,027	$1,896,655	$2,016,663

During the six months ended June 30, 2020, the Company issued 45,420,423 additional shares of Series D redeemable convertible preferred stock for gross proceeds of $232.0 million less $0.1 million of issuance costs. The Series D redeemable convertible preferred stock has substantially similar terms as the Company’s Series A, B and C redeemable convertible preferred stock except that it has a liquidation preference of $5.1080 per share.

Redemption

As of December 31, 2020 and June 30, 2021, the Company classified the convertible preferred stock as redeemable on the consolidated balance sheets. Upon the occurrence of certain change-in-control events that may be outside the Company’s control, including liquidation, sale, or transfer of the Company, holders of the convertible preferred stock could cause a redemption of their stock for cash. The preferred stock does not have a mandatory redemption date.

Conversion

Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilutive share issuances as described in the next paragraph. The total number of shares of common stock into which the preferred stock may be converted is determined by dividing the then-applicable conversion price by the initial conversion price. The preferred stock automatically converts into shares of Class A common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate gross proceeds of no less than $150 million (Qualifying IPO), provided that, prior to April 17, 2022 (24 months after the Series D extension closing), such automatic conversion shall also require either (i) the per share price of the Qualifying IPO to be at least $5.1080 per share (i.e., the Series D preferred stock original issue price) or (ii) the vote of the holders of a majority of the combined Series C and D preferred stock. The preferred stock also automatically converts into shares of Class A common stock at the then-applicable conversion price upon the vote of a majority of the holders of preferred stock and, if prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required. As of June 30, 2021, each share of Series A, B, C, and D preferred stock was convertible into one share of Class A common stock.

Subject to certain exceptions, including issuances of shares to employees or consultants pursuant to a stock option plan approved by the board of directors and issuances of shares to lenders or strategic partners or in connection with the acquisition of a company or technology, in each case approved by the board of directors, the conversion price of each applicable series of preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the then-applicable conversion price.

Dividends

Any dividends paid in any fiscal year will be paid among the holders of redeemable convertible preferred stock and common stock then outstanding based on preferences and on an if-converted basis. Dividends are noncumulative, and none were declared as of December 31, 2020 or June 30, 2021.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including a merger, acquisition, or sale of assets where the holders of common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity (Liquidation Transaction), the holders of preferred stock will receive in preference to the holders of common stock, an amount per share equal to the liquidation preference, plus any accrued but unpaid dividends. After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock on a pro rata basis. The vote of a majority of the holders of the preferred stock can waive the liquidation preference; provided that, prior to April 17, 2022, the vote of the holders of two-thirds of the combined Series C and D preferred stock shall also be required to waive such liquidation preference. These liquidation features cause the Series A, B, C, and D preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ deficit.

NOTE 10. STOCK INCENTIVE AWARDS

The Company grants awards under the 2016 Equity Incentive Plan, as amended (2016 Plan) as well as incentive awards not under the 2016 Plan (Non-Plan Equity Incentive Awards).

2016 Equity Incentive Plan

The Company’s board of directors adopted, and its stockholders approved, the Company’s 2016 Plan in January 2016. The 2016 Plan was amended on February 6, 2017, February 27, 2017, September 18, 2019, November 21, 2019, November 25, 2019, May 7, 2020 and January 14, 2021. Unless the board of directors provides otherwise, beginning on January 1, 2018 and continuing each anniversary thereof, the number of shares of common stock reserved for issuance under the 2016 Plan will automatically increase, if and to the extent necessary, to ensure that the reserve represents at least 4% of the total number of issued and outstanding shares of common stock of the Company on a fully diluted basis as of December 31 of the immediately preceding year. Under the 2016 Plan, any shares that are forfeited or expired are added back to the shares available for issuance. On January 1, 2021, the number of authorized shares of common stock that may be issued under the 2016 Plan increased by 27,062,279 shares pursuant to the automatic share increase provision of the plan.

As of June 30, 2021, the Company had granted options or rights to obtain 183,218,289 shares of its Class A common stock and 24,989,397 shares of its Class B common stock under the Company’s 2016 Plan, of which options or rights to obtain 107,904,553 shares of Class A common stock and no shares of Class B common stock were outstanding. As of June 30, 2021, 20,929,810 shares of Class A common stock and no shares of Class B common stock remained available for future grants. The maximum contractual term of awards is generally ten years.

The Company’s 2016 Plan allows for the grant of awards in the form of: (i) incentive stock options, (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock (RSAs); (v) restricted stock units (RSUs); and (vi) unrestricted stock. Directors, employees, and consultants are eligible to participate in the 2016 Plan.

Stock Option Activity—A summary of all stock option activity for the 2016 Plan for the six months ended June 30, 2021 was as follows:

	Class A
	Number of Shares Underlying Outstanding Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Balance as of January 1, 2021	81,813	$1.89	8.73	$537,108
Granted	—	—
Exercised	(2,939)	1.56
Repurchased	—	—
Forfeited	(790)	1.85

Balance as of June 30, 2021	78,084	1.91	8.26	511,605

Options vested and expected to vest as of June 30, 2021	72,766	1.90	8.23	477,514

Options vested and exercisable as of June 30, 2021	33,329	$1.74	7.86	$223,841

Restricted Stock Unit Activity—A summary of all restricted stock units activity for the 2016 Plan for the six months ended June 30, 2021 was as follows:

	Class A Restricted Stock Units
	Restricted Stock Units Outstanding	Weighted-Average Grant Date Fair Value Per Share
	(in thousands, except per share data)
Unvested balance as of January 1, 2021	18,768	$2.71
Granted	12,628	8.46
Vested	(8,831)	1.95
Forfeited	(268)	8.33

Unvested balance as of June 30, 2021	22,297	$6.20

As of June 30, 2021, there was $13.2 million of total unrecognized compensation cost related to restricted stock units that contain only service-based conditions granted under the 2016 Plan. That cost is expected to be recognized over a weighted-average period of 1.6 years. As of June 30, 2021, 8.8 million shares were vested. Of the 8.8 million shares that vested during the six months ended June 30, 2021, 1.3 million were released during the period, with the remainder to be released at a later date. As of June 30, 2021, the total unrecognized compensation cost related to restricted stock units that contain performance- and service- based condition granted under the 2016 Plan was $122.5 million.

Awards with Service-Based Vesting Conditions Granted under the 2016 Plan

During the six months ended June 30, 2020 and 2021, the Company granted 21,765,127 and 20,750 awards with service-based conditions, respectively.

During the six months ended June 30, 2020 and 2021, the Company granted 21,765,127 options and no options to purchase shares of Class A common stock under the 2016 Plan with only service-based vesting conditions, respectively. The aggregate intrinsic value of options exercised during the six months ended June 30, 2020 and 2021 was $1.4 million and $20.1 million, respectively.

During the six months ended June 30, 2020 and 2021, the Company modified options to purchase 1,450,451 and 635,704 shares of Class A common stock with service-based conditions from the 2016 Plan. See “Modification of Stock Awards”.

During the six months ended June 30, 2020, no RSUs issuable for Class A common stock under the 2016 Plan were granted. During the six months ended June 30, 2021, all of the 20,750 awards granted were RSUs issuable for Class A common stock under the 2016 Plan. These RSUs have an expiration term of 10 years. The weighted-average grant date fair value per share for these RSUs was $8.46 and the aggregate grant date fair value was $0.2 million. None of these units vested during the six months ended June 30, 2021.

Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

During 2019, the Company granted options to purchase 1,743,300 of Class A common stock to one of the Company’s executives. The options will commence vesting upon meeting certain performance-based conditions, over a period of four years, with 1/48th of the total award vesting upon each monthly anniversary of the vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $3.0 million. As of June 30, 2021, no options have been exercised, no options have vested and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During 2019, the Company granted options to purchase 3,506,222 of Class A common stock to two of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.69 and the aggregate grant date fair value was $5.9 million. As of June 30, 2021, no options have been exercised, no options have vested. During the six month period ended June 30, 2021, an expense of $2.0 million has been recognized for these awards as the performance-based conditions are considered probable of being met.

During 2019, the Company granted a senior executive with 5,230,200 RSUs with service-based conditions. During 2020, the RSUs were modified to add a performance condition, which had no financial impact. 25% of the modified award will vest after the original service component time has passed on the earlier of (i) March 15, 2021, and (ii) the earlier to occur of the consummation of an initial public offering (IPO) or the closing of certain corporate transactions, and 1/16th of the shares will vest after the original service component time has passed on the earlier to occur of (x) March 15th of the year following completion of the original service component, and (y) the earlier to occur of the consummation of an IPO or the closing of certain corporate transactions. The grant date fair value per share of these awards was $2.09 and the aggregate grant date fair value was $10.9 million. During the six months ended June 30, 2021, 1,307,550 RSUs vested.

During the six months ended June 30, 2020, the Company granted options to purchase 1,700,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $2.9 million. As of June 30, 2021, no options have been exercised, no options have vested and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the six months ended June 30, 2020, the Company granted options to purchase 750,000 shares of Class A common stock to one of the Company’s executives. The options will commence vesting upon meeting certain performance-based conditions, over a period of two years, with 25% vesting upon the vesting commencement date, and 3.125% vesting upon each monthly anniversary of such vesting commencement date. The grant date fair value per share of these options was $1.68 and the aggregate grant date fair value was $1.3 million. As of June 30, 2021, no options have been exercised, no options have vested and no expense has been recognized for these awards as the performance-based conditions are not yet considered probable of being met.

During the third quarter of 2020, the Company granted options to purchase 2,000,000 shares of Class A common stock to one of the Company’s executives. The grant date fair value per share of these options was $1.74 and the aggregate grant date fair value was $3.5 million. Of these awards, an option to purchase 1,000,000 will commence vesting upon the achievement of certain performance-based conditions, over a period of three years, with 1/36th vesting on the monthly anniversary of the vesting commencement date. As of June 30, 2021, no options have been exercised, no options have vested and no expense has been recorded for these awards as the performance condition was not probable of being met. The remaining option to purchase 1,000,000 awards vests over a period of a year, with 50% vesting upon the achievement of certain performance-based conditions and the remainder 50% vesting upon the first anniversary of such vesting commencement date. During the six month period ended June 30, 2021, options to purchase 500,000 options shares vested after the related performance-based condition was met. As of June 30, 2021, no options have been exercised.

During the six months ended June 30, 2020, no RSUs issuable for Class A Common stock under the 2016 Plan were granted. During the six months ended June 30, 2021, the Company granted RSUs issuable for 12,607,206 shares of Class A common stock upon satisfaction of certain performance- and service-based conditions. The service-based vesting condition for these awards is satisfied over a period of 4 to 5 years. The performance-based vesting condition occurs on the earlier to occur of the consummation of the Company’s IPO or the closing of certain corporate transactions. The grant date fair value per share of these awards was $8.46 and the aggregate grant date fair value was $106.7 million. As of June 30, 2021, no RSUs have vested as the performance-based conditions is not yet considered probable of being met. As of June 30, 2021, awards covering 268,152 shares have been forfeited.

Awards with Performance- and Market-Based Vesting Conditions Granted under the 2016 Plan

During 2018, the Company granted options to purchase 4,883,947 shares of Class A common stock that vest upon satisfaction of performance- and market-based conditions. The performance-based conditions are satisfied upon achieving certain performance conditions. The market-based condition is satisfied upon the Company maintaining certain market capitalization levels after an IPO of the Company’s common stock. For these options, the Company used a Monte Carlo simulation to determine the fair value at the grant date and the implied service period.

The weighted-average grant date fair value per share for these options was $0.22 and the aggregate grant date fair value was $1.1 million. As of June 30, 2021, options to purchase 14,250 shares have vested and options to purchase 29,933 shares have been exercised. An expense of an immaterial amount was recognized for these awards during the six month period ended June 30, 2021 as the achievement of one of the performance based conditions was deemed to be probable. As of June 30, 2021, options to purchase 4,602,945 shares have been forfeited.

Non-Plan Equity Incentive Awards

During 2018, the Company granted options to purchase 21,453,125 shares of Class A common stock outside of the 2016 Plan to two of the Company’s executives, of which options to purchase 476,191 shares were exercised. The options vest over a period of 4 years with 25% vesting upon the first anniversary of the grant date and 1/48th vesting at the end of each month thereafter. The grant date fair value per share was $0.45 and the aggregate grant date fair value was $9.7 million. During the six months ended June 30, 2020 and 2021, no options and 2.3 million options were exercised. As of June 30, 2021, options to purchase 10,318,720 shares were forfeited. The total grant date fair value of awards that vested during the six months ended June 30, 2020 and 2021 was $0.7 million and nil. During the six months ended June 30, 2021, the Company modified 5.6 million vested options outside of the 2016 Plan. See “Modification of Stock Awards”.

During 2019, the Company granted RSUs issuable for 13,827,568 shares of Class A common stock outside of the 2016 Plan. These units vest over a period of 3 years with 67% vesting upon the second anniversary of the vesting start date and the remaining 33% vesting on the third anniversary of the vesting start date. The weighted-average grant date fair value per share for these units was $1.92 and the aggregate grant date fair value was $26.5 million. During the six month period ended June 30, 2021, 9,218,379 of these RSUs vested and will be released at a later date.

The options granted outside the 2016 Plan outstanding as of June 30, 2021 had a weighted-average exercise price of $0.87 per share.

Early Exercise of Stock Options

Certain options granted under the 2016 Plan and Non-Plan Incentive Awards have been early exercised. The unvested shares are subject to a repurchase right held by the Company at the original purchase price. The proceeds initially are recorded as a liability for early exercise of unvested options and reclassified to additional paid-in capital as the repurchase right lapses.

The Company issued 14,167 and 6,329 shares of common stock upon the early exercise of options during the six months ended June 30, 2020 and 2021 for total exercise proceeds of immaterial amounts.

Shares Subject to Repurchase

As of December 31, 2020 and June 30, 2021, 790,745 and 520,841 shares, respectively, held by employees and directors were subject to the Company’s right of repurchase at an aggregate price of $1.3 million and $1.0 million, respectively.

Modification of Stock Options

During the six months ended June 30, 2020, the Company entered into agreements with four employees, as a result of which the terms of certain of their service-based options to purchase shares of Class A common stock were modified. As a result of these modifications, the vesting of 70,578 options were accelerated as of the date of the agreements, and 1,443,623 of the vested options had their exercise period extended. The Company accounted for the changes to the options as modifications, and the fair value of their service-based options was increased by $0.3 million which was recorded as an incremental expense during the six months ended June 30, 2020.

During the six months ended June 30, 2021, the Company entered into agreements with three employees, as a result of which the terms of certain of their awards were modified. As a result of these modifications, the vesting of awards covering 321,047 shares were accelerated and awards covering 6,187,092 shares had their exercise period extended as of the date of the agreements. The Company accounted for the changes to the awards as modifications, and the fair value of their service-based awards was increased by $2.1 million, which was recorded as an incremental expense during the six months ended June 30, 2021.

Stock-Based Compensation Expense

The following table is a summary of stock-based compensation expense recognized for the six month period ended June 30, 2020 and 2021 for employees and non-employees for both the 2016 Plan and Non-Plan Incentive Awards:

	Six Months Ended June 30,
	2020	2021

	(in thousands)
Research and development	$2,957	$3,748
Research and development—related parties	30	282
Sales and marketing	1,230	2,357
General and administrative	19,730	18,534

Total stock-based compensation expense	$23,947	$24,921

As of June 30, 2021, the total unrecognized stock-based compensation expense for awards that contain only service-based conditions for both the 2016 Plan and Non-Plan Incentive Awards was $68.1 million, which is expected to be recognized over a weighted-average period of approximately 2.1 years. As of June 30, 2021, the total unrecognized stock-based compensation expense for awards that contain performance-based, performance- and service-based, or performance- and market-based conditions for both the 2016 Plan and Non-Plan Incentive Awards that are probable of being met was $4.3 million, which is expected to be recognized over a weighted-average period of approximately 3.7 years. As of June 30, 2021, the total unrecognized stock-based compensation expense for awards that contain performance-based, performance- and service-based, or performance- and market-based conditions for both the 2016 Plan and Non-Plan Incentive Awards was that are not probable of being met was $131.4 million.

Liability-Classified Awards with Performance-Based Vesting Conditions Granted under the 2016 Plan

In October 2017, the Company entered into a transition agreement with the vice chairperson of the board of directors. Under the transition agreement, the individual was eligible to receive up to $130.0 million in incentive awards. During 2020, the Company modified the transition agreement and the under the new agreement, he is eligible to receive up to $78.0 million in incentive awards.

The incentive awards for the vice chairperson of the board of directors are granted subject to the respective individual’s continued service to the Company. The awards are earned upon the satisfaction of certain performance-based conditions based on cumulative net revenues in any period of four consecutive quarters.

The above incentive awards for the vice chairperson of the board of directors will be paid, at the Company’s election, in fully vested shares of Class B common stock (or securities into which the Class B common stock has previously been converted) or in cash. The dollar value of these incentive awards is based on the achievement of the performance-based conditions described above. The number of shares is variable based on the per-share valuation at the time the performance- based conditions are met. Accordingly, these awards are accounted for as liability-classified awards, and, once the related performance-based conditions are deemed to be probable, the liability will be remeasured at fair value on each reporting date until the awards vest.

As of June 30, 2021, the Company had not recognized any compensation expense associated with these awards as the achievement of the performance-based condition was not deemed to be probable.

NOTE 11. RELATED-PARTY TRANSACTIONS

Illumina Agreements

Beginning May 4, 2020, Mostafa Ronaghi has served as a member of the Company’s board of directors. Dr. Ronaghi was also the Chief Technology Officer of Illumina through May 2020 and the senior vice president of entrepreneurial development of Illumina through January 2021. Illumina is a principal owner of the Company and is a major supplier of the Company’s reagents and capital equipment.

As discussed in Note 1, on September 20, 2020, the Company entered into the Merger Agreement pursuant to which Illumina will acquire the Company. Refer to Note 1 for additional details. In accordance with the terms of the Merger Agreement, as of June 30, 2021, the Company received Continuation Payments totaling $245 million from Illumina ($210 million was received during the six months ended June 30, 2021) which was recorded as additional paid in capital in the consolidated balance sheet as of June 30, 2021.

In February 2019, pursuant to the terms of the Company’s supply and commercialization agreement with Illumina, the Company entered into two separate non-exclusive and non-sublicensable license agreements with Illumina. Under these license agreements, the Company sublicensed to Illumina rights to patents and technology in-licensed from other collaboration partners. Under these license agreements, Illumina is required to pay the Company (i) an initial aggregate licensing fees of $50,000, (ii) an annual minimum aggregate royalties of $50,000, increasing by $10,000 annually to a max of $100,000, and (iii) running royalties in the low percentages of net sales of products utilizing in-licensed technology. In addition, one of the license agreements include a milestone of $50,000 tied to the first commercial sale of a product covered by a licensed patent. During the six months ended June 30, 2020 and 2021 the Company recognized $0.1 million and $0.1 million associated with licensing fees and minimum royalties from Illumina as an offset to research and development—related parties.

Transactions with Illumina under a supply and commercialization agreement as well as for limited services rendered by Illumina on the Company’s behalf that have been reflected in the condensed consolidated financial statements are as follows:

	As of
	December 31, 2020	June 30, 2021

	(in thousands)
Accounts receivable, net	$—	$3
Inventory	—	827
Prepaid service arrangements	554	258
Property and equipment, net	280	277
Accrued liabilities	70	66

	Six Months Ended June 30,
	2020	2021

	(in thousands)
Revenue	$—	$3
Cost of revenue	—	151
Research and development	4,063	7,171

Dr. Klausner Consulting Agreement

Effective May 2016, the Company entered into a consulting agreement with Richard Klausner, M.D. Dr. Klausner is: (i) a member of the board of directors of the Company and (ii) has performed advisory consulting services. The compensation under the consulting agreement consists of options to purchase 876,000 shares of Class A common stock at an exercise price of $0.23 per share that were granted in 2016. In May 2018, in connection with Dr. Klausner’s consulting service, the Company granted him additional options to purchase 450,000 shares of Class A common stock at an exercise price of $1.74 per share. In August 2020, in connection with Dr. Klausner’s consulting agreement, the Company granted him options to purchase 1,400,000 shares of Class A common stock at an exercise price of $2.09 per share.

Agilent Arrangements

Since August 2018, Hans Bishop has served as a member of the Company’s board of directors. During June 2019, Mr. Bishop was appointed as the Company’s chief executive officer. Mr. Bishop is also on the board of directors of Agilent Technologies, Inc. (Agilent). Agilent is a supplier to the Company.

Transactions with Agilent that have been reflected in the condensed consolidated financial statements are as follows:

	As of
	December 31, 2020	June 30, 2021

	(in thousands)
Inventory	$—	$48
Prepaid service arrangements	10	1
Property and equipment, net	59	2,298
Accounts payable	52	1
Accrued liabilities	178	234

	Six Months Ended June 30,
	2020	2021

	(in thousands)
Cost of revenue	$—	$52
Research and development	$97	$635

Collaboration Agreement with Janssen Biotech, Inc.

Johnson & Johnson UK Treasury Company Limited (J&J UK Treasury) and Janssen Biotech, Inc. (Janssen) are subsidiaries of Johnson & Johnson Inc. (J&J). As of December 31, 2020 and June 30, 2021, J&J UK Treasury was a minority stockholder of the Company. In December 2019, the Company entered into a testing resources and collaboration agreement with Janssen. In January 2020, the Company received $2.5 million in payment for services to be performed under this agreement. As of December 31, 2020 and June 30, 2021, $2.5 million is reflected in other current liabilities in the condensed consolidated balance sheet.

NOTE 12. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table presents the calculation of basic and diluted net loss per share attributable to Class A and Class B common stockholders:

	Six Months Ended June 30,
	2020		2021

	Class A	Class B	Class A	Class B

	(in thousands, except share and per share data)
Numerator
Net loss	$(112,439)	$(23,977)	$(175,988)	$(35,551)

Net loss attributable to Class A and Class B common stockholders
Basic and diluted	$(112,439)	$(23,977)	$(175,988)	$(35,551)

Denominator
Weighted-average shares of Class A and Class B common stock used in computing net loss per share attributable to Class A and Class B common stockholders
Basic and diluted	109,511,713	23,352,819	123,706,166	24,989,397

Net loss per share attributable to Class A and Class B common stockholders
Basic	$(1.03)	$(1.03)	$(1.42)	$(1.42)

Diluted	$(1.03)	$(1.03)	$(1.42)	$(1.42)

As the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share because the inclusion of potential shares of common stock would have been anti-dilutive.

The following common stock equivalents were therefore excluded from the computation of diluted net loss per share for the periods presented:

	Six Months Ended
	2020	2021
Redeemable convertible preferred stock (on an if-converted basis)	534,145,027	534,145,027
Options to purchase common stock and restricted stock units	128,377,377	130,138,415
Shares subject to repurchase	605,555	520,841

Total	663,127,959	664,804,283

NOTE 13. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through August 11, 2021, the date the unaudited condensed consolidated financial statements were available to be issued.

Subsequent to June 30, 2021, the Company granted 572,889 restricted stock units (RSUs) of Class A common stock to employees. Subject to continued service, the RSUs will generally vest upon the satisfaction of certain performance- and service-based conditions, over a period of 4 to 5 years, and had a fair market value on the grant date of $4.8 million.

Subsequent to June 30, 2021, in accordance with the terms of the Merger Agreement, the Company received a Continuation Payment of $35 million in July 2021.